Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Cadence Design Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	3,224,473(1)	$285.58	$920,844,999.34	0.0001381	$127,168.69
Total Offering Amounts						$920,844,999.34		$127,168.69
Total Fees Previously Paid								—
Total Fee Offsets(3)								—
Net Fee Due								$127,168.69

(1)
Consists of 3,224,473 shares of the registrant’s common stock issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on February 24, 2026, which date is within five business days prior to the filing of this Registration Statement.

(3)	The Registrant does not have any fee offsets.